SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”) (collectively the “United States”), The Ensign Group, Inc., a Delaware corporation, and several of its Medicare-certified operating subsidiaries identified on Schedule A, each of which is a party hereto (collectively “Ensign”) and Carol Jean Sanchez and Gloria Patterson (“Relators”) (hereafter collectively referred to as “the Parties”), through their authorized representatives.
RECITALS
A. The Ensign Group, Inc. is a Delaware corporation with its principal place of business in Mission Viejo, California. The Ensign Group subsidiaries which are parties hereto are Nevada corporations or limited liability companies, each with its own unique principal place of business, and are healthcare providers certified to participate in federal healthcare programs. These Medicare-certified operating subsidiaries operate individual skilled nursing facilities which provide medical services to beneficiaries of the federal Medicare program.

B. On October 31, 2006 Gloria Patterson filed a qui tam action in the United States District Court for the Central District of California captioned United States ex rel. Patterson v. Ensign Group, Inc., et al, CV06-6956 pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. §3730(b). On July 12,2006 Carol Jean Sanchez filed a qui tam action in the Central District of California captioned United States ex rel. Sanchez v. Ensign Group, Inc., CV06-0643 (the “Civil Actions”). Both Complaints alleged that Ensign subsidiaries throughout the United States overcharged the Medicare program by billing for services not provided and for unnecessary services.

C. Ensign submitted or caused to be submitted claims for payment to the Medicare Program (Medicare), Title XVIII of the Social Security Act, 42 U.S.C. §§1395- 1395kkk-l.

D. The United States contends that it has certain civil claims against six of the Ensign operating subsidiaries arising from the submission of false claims during the period from January 1, 1999 through August 31,2011 for payment to Medicare that sought payment under the Medicare PPS system for skilled nursing facilities. The United States alleges that the claims were false in that they sought reimbursement based on levels of rehabilitation therapy that either (1) was not provided; (2) was medically unnecessary; and/or (3) was inflated on Minimum Data Set forms despite therapy logs that document less therapy. The United States also alleges that the claims were false in that admission of certain patients was not medically necessary and that certain patients remained in the facility as in-patients for periods of time that exceeded what was medically necessary. The six Ensign operating subsidiaries are Atlantic Memorial Healthcare Associates, Inc., d/b/a Atlantic Memorial Healthcare Center, Provider No. 05-5744; Ensign Panorama LLC d/b/a Panorama Gardens, Provider No. 05-6337; Ensign Whittier West LLC d/b/a The Orchard Post-Acute Care (aka Royal Court), Provider No. 05-5706; HB Healthcare Associates LLC d/b/a Sea Cliff Healthcare Center, Provider No. 55-5249; Southland Management LLC d/b/a Southland Care Center, Provider No. 55-5070; and Victoria Ventura Healthcare LLC d/b/a Victoria Care Center, Provider j No. 55-5478. The United States further contends that Ensign and its operating subsidiaries knew or should have known that the operating subsidiaries were submitting or causing the submission of these false claims because the corporate culture at certain Ensign subsidiaries improperly incentivized therapists and others to increase the amount of therapy provided to patients in order to meet allegedly planned targets for Medicare revenue. The United States contends that these targets were set without regard to patients' individual therapy needs and could only be achieved by billing at the Ultra High or Very High RUG levels and/or by keeping patients on service for extended periods regardless of individual patient needs. Such conduct is referred to below as the Covered Conduct.

E. This Settlement Agreement is neither an admission of liability by Ensign nor a concession by the United States that its claims are not well founded.

F. Relators claim entitlement under 31 U.S.C. §3730(d) to a share of the proceeds of this Settlement Agreement and to Relators' reasonable expenses, attorneys’ fees and costs.

G. To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1. Ensign shall pay to the United States $48,000,000.00 (“Settlement Amount") no later than 30 days after the Effective Date of this Agreement by electronic funds transfer pursuant to written instructions to be provided by the office of the United States Attorney for the Central District of California.

2. Ensign shall pay to Relators the aggregate amount of $630,000.00 no later than 30 days after the Effective Date of this Agreement by electronic funds transfer pursuant to written instructions to be provided jointly by Relators' counsel, in full satisfaction of any obligation Ensign may have to pay reasonable attorneys' fees or costs under 31 U.S.C. §3730(d). Said instructions shall designate the portion of the aggregate amount to be paid to each Relator.

3. Subject to the exceptions in Paragraph 5 below, and conditioned upon Ensign’s full payment of the Settlement Amount, the United States (on behalf of itself, its officers, agents, agencies, and departments) releases Ensign and each of its current and former officers, directors, employees, agents, shareholders and attorneys; its current and former parent corporations; each of its direct and indirect subsidiaries; brother or sister corporations; divisions and affiliates and the successors and assigns of any of them from any civil or administrative monetary claim the United States has for the Covered Conduct under (1) the False Claims Act, 31 U.S.C. §§3729-3733; (2) the Civil Monetary Penalties Law, 42 U.S.C. §1320a-7a; (3) the Program Fraud Civil Remedies Act, 31 U.S.C. §§3801-3812; (4) the common law and/or equitable theories of recovery of payment by mistake, unjust enrichment, and fraud.

4. Subject to the exceptions in Paragraph 6 below (concerning excluded claims), and conditioned upon Ensign’s full payment of the Settlement Amount, Relators, for themselves and for their heirs, successors, attorneys, agents, and assigns, release Ensign, its respective past, present, and future parent companies, subsidiaries, divisions, affiliates, related entities, predecessors, successors, partners, members, directors, officers, trustees, employees, owners, attorneys, legal representatives, agents, benefit plans, subrogees, insurers, heirs, executors, representatives and assigns, jointly and severally, of and from any and all claims, causes of actions, debts, suits, rights of action, dues, sums of money, accounts, liabilities, losses, and expenses, including without limitation attorneys’ fees, charges, liens, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, demands or obligations of any kind or nature whatsoever, matured or unmatured, known or unknown, liquidated or unliquidated, absolute or contingent, at law, equity, or otherwise including but not limited to, any civil monetary claim the Relators have or may have on behalf of the United States pursuant to the False Claims Act, 31 U.S.C. §§3729-3733.

5. In consideration of the obligations of Ensign in this Agreement and the Corporate Integrity Agreement (CIA), entered into between OIG-HHS and Ensign, and conditioned upon Ensign’s full payment of the Settlement Amount, the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. §1320a-7b(f)) against Ensign under 42 U.S.C. §1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. §1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Paragraph 6 (concerning excluded claims), below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Ensign from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. §1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 6, below.

6.Notwithstanding the releases given in paragraphs 3 and 5 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

(a)Any liability arising under Title 26, U.S. Code (Internal Revenue Code);
(b)Any criminal liability;
(c)Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;
(d)Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct; and
(e) Any liability based upon obligations created by this Agreement.

7.Relators and their heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. §3730(cX2)(B). In connection with this Agreement and these Civil Actions, Relators and their heirs, successors, attorneys, agents, and assigns agree that neither this Agreement, any intervention by the United States in the Civil Action in order to dismiss the Civil Action, nor any dismissal of the Civil Action, shall waive or otherwise affect the ability of the United States to contend that provisions in the False Claims Act, including 31 U.S.C. §§3730(d)(3) and 3730(e), bar Relators from sharing in the proceeds of this Agreement. Moreover, the United States and Relators and their heirs, successors, attorneys, agents, and assigns agree that they each retain all of their rights pursuant to the False Claims Act on the issue of the share percentage, if any, that Relators should receive of any proceeds of the settlement of their claims.

8. Ensign waives and shall not assert any defenses Ensign may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

9. Ensign fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that Ensign has asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

10. Ensign fully and finally releases the Relators and their attorneys, and their respective successors, assigns and agents, from any claims, causes of actions, debts, suits, rights of action, dues, sums of money, accounts, liabilities, losses, and expenses, including without limitation attorneys’ fees, charges, liens, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, demands or obligations of any kind or nature whatsoever, matured or unmatured, known or unknown, liquidated or unliquidated, absolute or contingent, at law, equity, or otherwise that Ensign has asserted, could have asserted or may assert in the future against Relators or their attorneys related to the investigation and prosecution of the Civil Actions.

11. The Settlement Amount shall not be decreased as the result of the denial of claims for payment now being withheld from payment by any Medicare contractor (e.g., Medicare Administrative Contractor, fiscal intermediary, carrier) or any state payer, related to the Covered Conduct; and Ensign agrees not to resubmit to any Medicare contractor or any state payer any previously denied claims related to the Covered Conduct, and agrees not to appeal any such denials of claims.

12.Ensign agrees to the following:

(a)Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. §31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Ensign, its present or former officers, directors, employees, shareholders, and agents in connection with:

(i) the matters covered by this Agreement;
(ii) the United States’ audit(s) and civil and criminal investigations of the matters covered by this Agreement;
(iii) Ensign’s investigation, defense, and corrective actions undertaken in response to the United States' audit(s) and civil and criminal investigations in connection with the matters covered by this Agreement (including attorneys' fees and expenses);
(iv) the payment Ensign makes to the United States pursuant to this Agreement and any payments that Ensign may make to Relators, including costs and attorneys' fees; and
(v) the negotiation of, and obligations undertaken pursuant to the
CIA to:
(1) retain an independent review organization to perform annual reviews as described in the CIA; and
(2) prepare and submit reports to the OIG-HHS, are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP) (hereinafter referred to as Unallowable Costs). However, nothing in paragraph 12(a)(v) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Ensign.
(b) Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by Ensign, and Ensign shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Ensign or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

(c)Treatment of Unallowable Costs Previously Submitted for Payment:
Ensign further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Ensign or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. Ensign agrees that the United States, at a minimum, shall be entitled to recoup from Ensign any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Ensign or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Ensign or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.

(d)Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Ensign's books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

13. This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 11 (waiver for beneficiaries paragraph), below.

14. Ensign agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

15.Upon receipt of the payment described in Paragraph 1, above, the Parties shall promptly sign and file in the Civil Actions Joint Stipulations of Dismissal of the Civil Actions pursuant to Rule 41(a)(1).

16. Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

17. Each party and signatory to this Agreement represents that it freely and voluntarily enters in to this Agreement without any degree of duress or compulsion.

18. This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the Central District of California. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

19. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

20. The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

21. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

22. This Agreement is binding on Ensign’s successors, transferees, heirs, and assigns.

23. This Agreement is binding on Relators’ successors, transferees, heirs, and assigns.

24. All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

25. This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.